Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Diadexus, Inc., a Delaware corporation (the “Company”);

WHEREAS, (i) Meson Capital, LP, Meson Capital Partners LLC and Ryan J. Morris (“RJM”) (collectively, the “Meson Stockholders”), (ii) The Evans Drive Trust, Brian J. Roach (“BJR”), Wendy E. Reisman and Margaret P. Roach (collectively, the “Roach Stockholders”), and (iii) Arthur L. Goldberg and Mohamed Alkady, wish to form a group to be known as Concerned DDXS Shareholders (“Concerned DDXS Shareholders”) for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 23rd day of March 2016 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  If a controlled Affiliate (as defined in Rule 12b-2 under the Exchange Act) of any of the undersigned parties acquires any securities of the Company, such undersigned party shall cause such controlled Affiliate to agree in writing, for the benefit of all of the undersigned parties, to be subject to the terms of this Agreement as if it were a party hereto.

2.           So long as this agreement is in effect, none of the parties shall purchase or sell securities of the Company or otherwise increase or decrease his/her/its economic exposure to securities of the Company without giving written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of his/her/its purchases or sales of securities (including derivative securities) of the Company or (ii) any securities (including derivative securities) of the Company over which he/she/it acquires or disposes of beneficial ownership.  Notice shall be given on the same day of each such transaction.

3.           Each of the undersigned agrees to form the Group to be known as Concerned DDXS Shareholders for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           Each of RJM and BJR shall have the right to pre-approve all expenses incurred in connection with the Group’s activities.  The Meson Stockholders and the Roach Stockholders agree to pay directly all such pre-approved expenses as set forth on Exhibit A.

5.           Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be subject to the prior review of each of the members of the Group.  No such filing, press release or stockholder communication shall be made or issued without the approval of each of RJM and BJR, which approval shall not be unreasonably withheld.  RJM shall be the contact person listed on the Group’s public filings.

6.           Should any disagreement arise between or among any of the members of the Group concerning decisions to be made or actions to be taken in connection with the Group’s activities set forth in Section 3, including, but not limited to the activities identified in Section 5, RJM shall have the sole authority to resolve any such disagreement and make any such decisions or take any such actions in his sole discretion.

7.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/she/it deems appropriate, in his/her/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or any of the parties’ investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York, County of New York.

10.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.  Notwithstanding anything to the contrary contained herein, this Agreement may be amended, without the written consent of each of the parties hereto, to add any person or entity as a party hereto, which shall become effective upon execution of an appropriate joinder agreement signed by such person or entity, RJM and BJR.

11.           Any party hereto may terminate his/her/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Michael R. Neidell at Olshan, Fax No. (212) 451-2222.

12.           Each party acknowledges that Olshan shall act as counsel for both the Group, each of the members of the Group and their respective Affiliates relating to their investment in the Company.

13.           Each of the undersigned parties hereby agrees that this Agreement, excluding any exhibits, shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MESON CAPITAL, LP

By:	Meson Capital Partners LLC, General Partner

By:	/s/ Ryan J. Morris
Name:	Ryan J. Morris
Title:	Managing Member

MESON CAPITAL PARTNERS LLC

By:	/s/ Ryan J. Morris
Name:	Ryan J. Morris
Title:	Managing Member

/s/ Ryan J. Morris
RYAN J. MORRIS

THE EVANS DRIVE TRUST

By:	/s/ Brian J. Roach
Name:	Brian J. Roach
Title:	Trustee

/s/ Brian J. Roach
BRIAN J. ROACH

/s/ Wendy E. Reisman
WENDY E. REISMAN

/s/ Margaret P. Roach
MARGARET P. ROACH

/s/ Arthur L. Goldberg
ARTHUR L. GOLDBERG

/s/ Mohamed Alkady
MOHAMED ALKADY